www.genpt.com

News Release

June 1, 2023

FOR IMMEDIATE RELEASE

Genuine Parts Company Announces New Board Member
Darren Rebelez Named to Board of Directors

ATLANTA – Genuine Parts Company (NYSE: GPC) announced today that its Board of Directors appointed Darren Rebelez as a new independent director of the company.

Mr. Rebelez is the President and Chief Executive Officer of Casey’s General Stores, Inc. (NASDAQ: CASY), the third largest convenience retailer and fifth largest pizza chain in the United States, where he is responsible for the company’s overall strategic plan and operating success. Previously, he served in executive roles at IHOP Restaurants, 7-Eleven, Inc., ExxonMobil and Thornton Oil Corporation. Mr. Rebelez was an Army Ranger and Gulf War veteran and is a graduate of the U.S. Military Academy at West Point where he earned a Bachelor of Science degree in Foreign Area Studies. He went on to also earn an MBA from the University of Houston.

"We are delighted to announce Darren as our newest director,” said Paul Donahue, Chairman and CEO. “He brings a wealth of experience as a business leader and senior executive in the convenience retail, fuel and restaurant industries. His expertise in operations, marketing and merchandising makes him a valuable addition to our board. We look forward to his contributions as a member of GPC’s Board of Directors.”

About Genuine Parts Company
Founded in 1928, Genuine Parts Company is a global service organization engaged in the distribution of automotive and industrial replacement parts. The company's Automotive Parts Group distributes automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the U.K., Ireland, Germany, Poland, the Netherlands, Belgium, Spain and Portugal. The company's Industrial Parts Group distributes industrial replacement parts in the U.S., Canada, Mexico and Australasia. In total, the company serves its global customers from an extensive network of more than 10,000 locations in 17 countries and has approximately 58,000 employees. Further information is available at www.genpt.com.

Investor Contact:	Media Contact:
Sid Jones (678) 934-5628	Heather Ross (678) 934-5220
Senior Vice President - Investor Relations	Vice President - Strategic Communications

Source: Genuine Parts Company

Darren Rebelez Named to Genuine Parts Company’s Board of Directors